Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 issued by Baker Hughes, a GE company, LLC on December 15, 2017 of our report dated February 7, 2017, relating to the financial statements and financial statement schedules of Baker Hughes Incorporated, and the effectiveness of Baker Hughes Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

December 15, 2017